UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)
of the Securities Exchange Act of 1934
(Amendment No. __)

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Templeton Global Income Fund

(Name of Registrant as Specified In Its Charter)

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Templeton Global Income Fund
DON’T LET SABA DESTROY YOUR FUND

Vote Today!  Your vote matters!

Dear Shareholder,

I don’t know if you have seen your Fund’s latest press release, but the Board of Templeton Global Income Fund (NYSE: GIM) just announced GIM’s first dividend for April under its new managed dividend distribution plan to make monthly distributions to shareholders at an annual minimum fixed rate of 7.5%, based on the average monthly net asset value (NAV) of the Fund’s common shares.  For April, that amounts to a monthly distribution from net investment income of $0.0377 per share!

To put that in context, for an investor owning 3,500 shares, that would be the equivalent of a payment of $131.95 per month … or $1,583.40 over a 12-month period!1

Your Fund has been able to increase its distributable income in part because of its ability to use leverage by entering into reverse repurchase agreements and fixed-income total return swaps, consistent with its primary investment objective of high, current income. Being a closed-end fund enables your Fund to employ leverage to seek high, current income. The manager intends to continue to look for opportunities to add attractive risk-adjusted returns to the portfolio.

IF SABA’S NOMINEES ARE ELECTED, ALL OF THESE GAINS WILL LIKELY BE REVERSED.

No matter how many shares you own, every signed and returned WHITE proxy card helps defeat Saba’s Fund-busting agenda.

HELP YOUR FUND CONTINUE TO SEEK TO PROVIDE HIGH CURRENT INCOME BY RETURNING YOUR WHITE PROXY CARD TODAY!

1 Assuming the continuation of the Fund’s current rate of distribution.